FOR IMMEDIATE RELEASE	NEWS
August 4, 2016	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc
Reports Second Quarter 2016

 MIDLAND, Texas August 4, 2016 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and six months ended June 30, 2016.

Revenue: Total revenue was $17.2 million, a decrease from $24.2 million for the three months ended June 30, 2016 compared to the same period ended June 30, 2015. This change was mainly attributable to a decrease in rental revenue and compressor unit sales related to reduced activity in the upstream oil and gas industry due to low commodity prices. Total revenue decreased between consecutive quarters by $4.4 million to $17.2 million from $21.6 million, due to the same aforementioned reasons. On a six month year-to-date basis, revenues were down from 2015 by $10.2 million.

Gross Margins: Total gross margin for the three months ended June 30, 2016 decreased $4.5 million to $9.5 million from $14.0 million for the same period ended June 30, 2015. Total gross margin as a percentage of revenue dropped to 55% for the three months ended June 30, 2016 compared to 58% for the same period ended June 30, 2015. This decrease was the result of generally lower margins on compressor sales. Sequentially, gross margin was $11.8 million for the three months ending March 31, 2016 compared to $9.5 million in the three months ended in June 30, 2016. Gross margin percentages continued to hold strong at 55%, driven primarily by higher gross margins in our rental business. For the comparative six months ended June 30, total gross margin decreased to $21.3 million from $28.2 million.

Operating Income: Operating income for the three months ended June 30, 2016 was $1.9 million, compared to the prior year's second quarter of $919,000. This increase was the result of special items taken during the second quarter of 2015, mainly consisting of a $4.3 million write-down of retired equipment. When comparing the three months of June 2016 to June 2015, without this retirement, operating income decreased due to a reduction in rental revenue and sales gross margins. Sequentially, operating income decreased to $1.9 million, for the three months ended June 30, 2016 from $3.8 million in the three month period ended March 31, 2016 primarily due to a decrease in total revenues and lower compressor sales gross margins between the periods. Operating income for the six months ended 2016 was $5.6 million compared to $6.7 million for the same period in 2015. Excluding the adjustment for the comparative six months ended June 30, operating income was $5.6 million in 2016 compared to an adjusted operating income of $11.2 million in 2015.

Net Income:  Net income for the three months ended June 30, 2016 increased to $1.3 million compared to net income of $614,000 for the same period in 2015. Sequentially, net income decreased to $1.3 million from $2.5 million. For the comparative six months ended, net income decreased to $3.8 million from $4.3 million. The aforementioned net income numbers include the adjustments as reported.

Earnings Per Share:  Comparing the second quarter of 2016 versus 2015, earnings per diluted share was 10 cents up from the 5 cents. Diluted earnings per share decreased to 10 cents from 20 cents between sequential quarters. On a six month year-to-date basis, earnings per diluted share decreased to 29 cents from a 34 cents.

Adjusted EBITDA:  Adjusted EBITDA decreased $3.9 million to $7.3 million or 42% of revenue for the three months ended June 30, 2016 versus $11.2 million or 46% of revenue for the same three months ended June 30, 2015. Adjusted EBITDA decreased approximately $2 million in the sequential quarters and decreased relative to revenue to 42% from 43%. For the six month ended June 30, 2016, Adjusted EBITDA decreased $6.2 million to $16.6 million or 43% of revenue compared to $22.8 or 47% for the same period ended June 30, 2015. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash Flow: At June 30, 2016, cash and cash equivalents were $52.2 million with a bank debt level of $417,000, all of which was classified as long term. Positive net cash flow from operating activities was $19.8 million during the six months ended of 2016.

Commenting on second quarter 2016 results, Stephen C. Taylor, President and CEO, said:
“Rental activity in the second quarter continued to decline as a natural consequence of last quarter’s utilization drop and the bottoming of the oil price experienced in the first quarter. However, we have seen this decline begin to mitigate itself in the second quarter and the month of July. Sales activity, which is always volatile on a quarter-to-quarter basis, also declined, but our backlog continues to hold steady. Our rental gross margins were again very high due to excellent cost control, and 53 percent of every revenue dollar was converted into free cash flow. The first part of the year has been difficult but, contingent upon the commodity price, we believe the worst is behind us.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, amortization, and gross margin percentage of each of our business lines for the three and six months ended June 30, 2016 and 2015.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Three months ended June 30,				Three months ended June 30,
	2016		2015		2016		2015
	(in thousands)
Rental	$14,655	85%	$19,712	81%	$9,244	63%	$12,704	64%
Sales	2,300	14%	4,292	18%	64	3%	1,139	27%
Service & Maintenance	239	1%	226	1%	154	64%	183	81%
Total	$17,194		$24,230		$9,462	55%	$14,026	58%

	Revenue				Gross Margin, Exclusive of Depreciation and Amortization(1)
	Six months ended June 30,				Six months ended June 30,
	2016		2015		2016		2015
	(in thousands)
Rental	$31,063	80%	$40,315	82%	$19,958	64%	$25,580	63%
Sales	7,210	19%	8,204	17%	1,042	14%	2,238	27%
Service & Maintenance	497	1%	452	1%	301	61%	371	82%
Total	$38,770		$48,971		$21,301	55%	$28,189	58%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted EBITDA” below.

Non GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, loss on retirement of rental equipment, depreciation and amortization. Adjusted EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income.

The reconciliation of net income to Adjusted EBITDA and gross margin is as follows:

	Three months ended June 30,		Six months ended June 30,
	(in thousands)		(in thousands)
	2016	2015	2016	2015
Net income	$1,259	$614	$3,800	$4,308
Interest expense	2	3	4	6
Provision for income taxes	605	307	1,848	2,439
Loss on retirement of rental equipment	—	4,373	—	4,373
Depreciation and amortization	5,437	5,858	10,940	11,646
Adjusted EBITDA	7,303	11,155	16,592	22,772
Selling, general and administrative expense	2,152	2,876	4,721	5,464
Other (income) expense, net	7	(5)	(12)	(47)
Gross margin	$9,462	$14,026	$21,301	$28,189

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Non GAAP Financial Measures - Special Items: From time to time, management may publicly disclose certain “non-GAAP financial measures”, such as adjusted operating income below, in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP. Adjusted operating income and net income reflects operating before the loss on retirement of rental equipment and increases in bad debt and inventory allowances, taken in the second quarter 2015.

The reconciliation of operating income to adjusted operating income is as follows:

	Six months ended June 30
	Condensed (in thousands)
	2016	2015

Operating income	$5,640	$6,706
Retirement of rental equipment and increase in allowances	—	4,526
Adjusted operating income	$5,640	$11,232

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, August 4, 2016 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and six months ended June 30, 2016.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$52,166	$35,532
Trade accounts receivable, net of allowance for doubtful accounts of $693 and $833, respectively	5,012	9,107
Inventory, net	24,675	27,722
Prepaid income taxes	1,795	81
Prepaid expenses and other	619	762
Total current assets	84,267	73,204
Rental equipment, net of accumulated depreciation of $121,402 and $111,293, respectively	184,032	191,933
Property and equipment, net of accumulated depreciation of $11,335 and $10,825, respectively	8,005	8,527
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,445 and $1,382, respectively	1,714	1,777
Other assets	207	73
Total assets	$288,264	$285,553
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$690	$1,226
Accrued liabilities	2,177	3,071
Deferred income	557	271
Total current liabilities	3,424	4,568
Line of credit, non-current portion	417	417
Deferred income tax liability	55,688	56,458
Other long-term liabilities	232	129
Total liabilities	59,761	61,572
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,717 and 12,603 shares issued and outstanding, respectively	127	126
Additional paid-in capital	99,031	98,310
Retained earnings	129,345	125,545
Total stockholders' equity	228,503	223,981
Total liabilities and stockholders' equity	$288,264	$285,553

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue:
Rental income	$14,655	$19,712	$31,063	$40,315
Sales, net	2,300	4,292	7,210	8,204
Service and maintenance income	239	226	497	452
Total revenue	17,194	24,230	38,770	48,971
Operating costs and expenses:
Cost of rentals, exclusive of depreciation and amortization stated separately below	5,411	7,008	11,105	14,735
Cost of sales, exclusive of depreciation and amortization stated separately below	2,236	3,153	6,168	5,966
Cost of service and maintenance	85	43	196	81
Loss on retirement of rental equipment	—	4,373	—	4,373
Selling, general, and administrative expense	2,152	2,876	4,721	5,464
Depreciation and amortization	5,437	5,858	10,940	11,646
Total operating costs and expenses	15,321	23,311	33,130	42,265
Operating income	1,873	919	5,640	6,706
Other income (expense):
Interest expense	(2)	(3)	(4)	(6)
Other income (expense)	(7)	5	12	47
Total other income (expense), net	(9)	2	8	41
Income before provision for income taxes	1,864	921	5,648	6,747
Provision for income taxes	605	307	1,848	2,439
Net income	$1,259	$614	$3,800	$4,308
Earnings per share:
Basic	$0.10	$0.05	$0.30	$0.34
Diluted	$0.10	$0.05	$0.29	$0.34
Weighted average shares outstanding:
Basic	12,709	12,579	12,678	12,542
Diluted	12,936	12,830	12,887	12,774

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Six months ended
	June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,800	$4,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,940	11,646
Deferred income taxes	(770)	(1,877)
Stock based compensation	1,186	1,694
Bad debt allowance	61	371
Inventory allowance	32	70
Gain on sale of assets	(25)	(50)
Gain on company owned life insurance	(4)	—
Loss on retirement of rental equipment	—	4,373
Changes in current assets and liabilities:
Trade accounts receivables, net	4,034	594
Inventory	3,179	4,959
Prepaid expenses	(1,532)	5,264
Accounts payable and accrued liabilities	(1,430)	(7,398)
Current income tax liability	—	2,436
Deferred income	286	(1,450)
Other	84	33
Tax benefit from equity compensation	(39)	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	19,802	24,973
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,618)	(9,563)
Purchase of company owned life insurance	(105)	—
Proceeds from sale of property and equipment	25	82
NET CASH USED IN INVESTING ACTIVITIES	(2,698)	(9,481)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other long-term liabilities, net	(6)	(14)
Proceeds from exercise of stock options	406	550
Taxes paid related to net share settlement of equity awards	(909)	(677)
Tax benefit from equity compensation	39	—
NET CASH USED IN FINANCING ACTIVITIES	(470)	(141)
NET CHANGE IN CASH AND CASH EQUIVALENTS	16,634	15,351
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	35,532	6,181
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$52,166	$21,532
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4	$6
Income taxes paid	$4,435	$1,090
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$164	$969
Transfer from inventory to property and equipment	$—	$1,319